As filed with the Securities and Exchange Commission on August 22, 2006

Registration No. 333-

___________________________________________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EDAP TMS S.A.

(Exact name of registrant as specified in its charter)

France (State or Other Jurisdiction of Incorporation or Organization)	Not applicable (I.R.S. Employer Identification No.)
Parc d’Activités la Poudrette-Lamartine 4, rue du Dauphiné 69120 Vaulx-en-Velin, France 0033 (0) 4 7215 3150 (Address and telephone number of Registrant's principal executive offices)
Lee Sanderson, CPA 945 Concord Street Framingham, MA 01701, USA 001 (508) 620 5353 (Name, address and telephone number of agent for service)

Copies to:
Blandine Confort EDAP TMS S.A. 4, rue du Dauphiné Parc d’Activités la Poudrette-Lamartine 69120 Vaulx-en-Velin France	Pierre-Marie Boury, Esq. Cleary Gottlieb Steen & Hamilton LLP City Place House, 55 Basinghall Street London EC2V 5EH, England

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is filed as a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Ordinary shares, nominal value €0.13 per share	961,676 shares(3)	$7.6	$7,308,737.6	$782.03

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of our American Depositary Receipts, each evidencing one American Depositary Share, each representing one ordinary share, on the NASDAQ Global Market on August 21, 2006.

(2) Ordinary shares may be in the form of American Depositary Shares evidenced by American Depositary Receipts. American Depositary Shares evidenced by American Depositary Receipts issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6/A (File No. 333-7314). Each American Depositary Share represents the right to receive one ordinary share.

(3) Also registered hereby are such additional and indeterminable number of shares resulting from stock dividends, stock splits and similar changes.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus, subject to completion, dated August 22, 2006

EDAP TMS S.A.

Up to 961,676 American Depositary Shares

representing up to 961,676 Ordinary Shares

The selling shareholders may offer and sell from time to time an aggregate of up to 961,676 of our ordinary shares, nominal value €0.13, either in the form of shares or American Depositary Shares, also known as ADSs. The ADSs are evidenced by American Depositary Receipts, or ADRs, and each ADS represents one of our ordinary shares. We refer to our shares offered hereunder, whether in the form of shares or ADSs, as Securities. These Securities were acquired by the selling shareholders pursuant to a private placement between us and the selling shareholders and are being registered for sale pursuant to agreements between the selling shareholders and us. All of the Securities listed in this prospectus are being sold by the selling shareholders named in this prospectus or any permitted transferees, pledges, donees or successors-in-interest. We will not receive any proceeds from the sale of Securities being offered in this prospectus.

This offering is not being underwritten. The selling shareholders may sell the Securities being offered by them from time to time on the NASDAQ Global Market, or on any other exchange, market or trading facility on which the Securities are traded or in private transactions, and at prices and at terms that may be fixed, prevailing market or negotiated prices that may vary. The selling shareholders will pay all selling commissions and other offering related fees and expenses, if any, applicable to the sale of the Securities, although we will pay the expenses of registration of the Securities. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Our ADSs are listed on the NASDAQ Global Market under the symbol “EDAP”. The last reported sale price of our ADSs on the NASDAQ Global Market on August 21, 2006 was $7.36.

Investing in our Securities involves risks. See “Risk Factors” beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated August 22, 2006

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ABOUT THIS PROSPECTUS

This prospectus relates to the sale of up to 961,676 of our ordinary shares by persons who are shareholders of EDAP, either in the form of shares or ADSs, which were issued to the selling shareholders in a private placement. In connection with the private placement, we granted the acquiring investors registration rights.

We may add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement.

You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information About Us” before you invest in our Securities.

All references in this prospectus to the “Company,” “EDAP” or “EDAP TMS” are to EDAP TMS S.A. All references to “we,” “us” and “our” are to EDAP TMS S.A. and its subsidiaries collectively, unless the context otherwise requires.

In this prospectus and any prospectus supplement, “U.S. dollar” or “$” refers to U.S. currency and “euro” or “€” refers to the currency established for participating member states of the European Union as of the beginning of stage three of the European Monetary Union on January 1, 1999.

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SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus, and supplement hereto, including the financial statements and related notes and any other information incorporated by reference herein, before making an investment decision.

The Company

We develop and market Ablatherm®, an advanced and clinically proven choice for High Intensity Focused Ultrasound (“HIFU”) treatment of localized prostate cancer. HIFU treatment is shown to be a minimally invasive and effective treatment option with a low occurrence of side effects. Ablatherm-HIFU is generally recommended for patients with localized prostate cancer (stages T1-T2) who are not candidates for surgery or who prefer an alternative option and also for patients who have failed a radiotherapy treatment. We are also developing this HIFU technology for the treatment of certain other types of tumors. In addition, we produce and commercialize medical equipment for treatment of urinary tract stones using Extra-corporeal Shockwave Lithotripsy.

Our principal executive offices are located at Parc d’Activites la Poudrette- Lamartine, 4, rue du Dauphiné, 69120 Vaulx-en-Velin, France and our telephone number is +33 (0) 4 72 15 31 50.

Recent Developments

On July 1, 2006, we launched a subsidiary in Germany under the GmbH structure to further efforts to market Ablatherm-HIFU units in that country. The subsidiary will be headquartered in Flensburg.

On August 3, 2006, we completed the private placement of 961,676 ordinary shares in the form of American Depositary Shares, resulting in net proceeds of approximately $6.5 million. We expect to use proceeds from the offering to promote the use of Ablatherm-HIFU units among physicians and patients located in key countries in Europe.

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The Offering

Company	EDAP TMS S.A.

Selling Shareholders	The selling shareholders identified under “Selling Shareholders.”

Securities Offered	Up to 961,676 ordinary shares, nominal value €0.13 per share, either in the form of shares or ADSs.

ADSs	Each ADS represents the right to receive one ordinary share. The ADSs are evidenced by American Depositary Receipts, or ADRs, executed and delivered by The Bank of New York, as depositary.

Offer price

The selling shareholders may sell the Securities being offered by them from time to time on the NASDAQ Global Market, or any other exchange, market or trading facility on which the Securities are traded or in private transactions, and at prices and at terms that may be at fixed, prevailing market or negotiated prices that may vary. See “Plan of Distribution”.

Use of proceeds	We will not receive any proceeds from the offering of the Securities by the selling shareholders.

Listing and trading	The ADSs are listed and traded on the NASDAQ Global Market.

Symbol of the ADSs on the NASDAQ Global Market	“EDAP.”

Risk Factors	For a discussion of some of the factors that you should carefully consider in connection with an investment in the Securities, see “Risk Factors.”

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RISK FACTORS

We wish to caution you that the following important factors, and those important factors described in other reports submitted to, or filed with, the Securities and Exchange Commission, among other factors, could affect our actual results and could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. In particular, as we are a non-U.S. company, there are risks associated with investing in our ADSs that are not typical for investments in the shares of U.S. companies. Prior to making an investment decision, you should carefully consider all of the information contained in this prospectus, including the following risk factors.

Risks Relating to Our Business

Our future revenue growth and income depends, among other things, on the success of our HIFU technology.

We depend on our High Intensity Focused Ultrasound (‘‘HIFU’’) technology for future revenue growth and net income. Our Extracorporeal Shockwave Lithotripsy (‘‘ESWL’’) line of products competes in a mature market that has experienced declining unit sales prices in recent years, although total revenues have remained stable owing to increased sales volumes. In particular, we are dependent on the successful development and commercialization of other product lines, such as medical devices based on HIFU, particularly the Ablatherm, to generate significant additional revenues and achieve and sustain profitability in the future. The Ablatherm is in its commercialization phase in the European Union. The Ablatherm is not approved for commercial distribution in the United States and none of the Company’s other HIFU products (excluding Ablatherm) have obtained approval for commercial distribution anywhere in the world. In December 2001, our request for an additional Investigational Device Exemption (‘‘IDE’’) from the U.S. Food and Drug Administration (‘‘FDA’’) to conduct clinical trials in the United States for the Ablatherm as a primary therapy was rejected. To assist in the successful completion of clinical trials to obtain FDA approval for the Ablatherm, we partnered with HealthTronics Surgical Services, Inc. (“HealthTronics”) and signed a Distribution Agreement in February 2004 for assistance in the approval process for re-submission of an IDE to the FDA. Trials in the United States started in May 2006, with several centers fully approved and currently enrolling patients. The identification of HealthTronics as our U.S. partner does not guarantee the successful completion of clinical trials nor does it guarantee that the FDA will grant approval to market a device even if clinical trials are successfully completed. See ‘‘—Uncertainty Relating to Clinical Trials; Clinical Status of Certain Products Using HIFU Technology’’ and Item 4, ‘‘Information on the Company—High Intensity Focused Ultrasound Division—HIFU Division Clinical and Regulatory Status’’ in our annual report on Form 20-F/A for the 2005 financial year, which is incorporated by reference in this prospectus.

Our clinical trials for products using HIFU technology may not be successful.

Before obtaining regulatory approvals for the commercial sale of any of our devices under development, we must demonstrate through preclinical testing and clinical trials that the device is safe and effective for use in each indication. The results from preclinical testing and early clinical trials may not predict the results that will be obtained in large scale clinical trials, and there can be no assurance that our clinical trials will demonstrate that our products are safe, effective, and marketable. A number of companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. We, the FDA or other regulatory authorities may suspend or terminate clinical trials at any time and regulating agencies such as the FDA may even refuse to grant exemptions to conduct clinical trials. Our US partner HealthTronics may decide to cease its cooperation with us under the Distribution Agreement. See Item 4, ‘‘Information on the Company—High Intensity Focused Ultrasound Division—HIFU Division Clinical and Regulatory Status’’ in our annual report on Form 20-F/A for the 2005 financial year, which is incorporated by reference in this prospectus.

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We rely on scientific, technical and clinical data supplied by academics that work with us to evaluate and develop our devices. We cannot assure you that there are no errors or omissions in such data that would adversely affect the development of such products.

The process of applying for regulatory approval is unpredictable, often lengthy and requires the expenditure of substantial resources. Our HIFU devices that have not received regulatory approval may not prove to be effective or safe in clinical trials or may not be approved by the appropriate regulatory authorities. We, through our U.S. partner HealthTronics, do not anticipate receiving FDA approval for any HIFU device, including the Ablatherm, for several years, if at all. If our HIFU devices do not prove to be effective and safe in clinical trials to the satisfaction of the relevant regulatory authorities, our business, financial condition and results of operations could be materially adversely affected.

HIFU technology may not be accepted and adopted by the medical community.

Our HIFU devices represent new therapies for the conditions that they are designed to treat. Notwithstanding any positive clinical results that our HIFU devices may have achieved or may achieve in the future in terms of safety and effectiveness, and any marketing approvals that we may have obtained or may obtain in the future, there can be no assurance that such products will gain acceptance in the medical community. Physician acceptance depends, among other things, on adequate reimbursement from healthcare payers, which has not been provided for our HIFU products in any country, except for partial reimbursements in Italy, Germany and the UK, and evidence of the cost effectiveness of a therapy as compared to existing therapies. Acceptance by patients depends in part on physician recommendations, as well as other factors, including the degree of invasiveness and the rate and severity of complications and other side effects associated with the therapy as compared to other therapies.

Our cash flow is highly dependent on demand for our products.

Our cash flow has historically been subject to significant fluctuations over the course of any given financial year due to cyclical demand for medical devices, and the resulting annual and quarterly fluctuations in trade and other receivables and inventories. This has in the past resulted in significant variations in working capital requirements and operating cash flows. In 2005, 2004 and 2003, moreover, our cash flow was negative due to the cash requirements of operating activities, which we financed using cash and cash equivalents on hand. In addition, our 2005 cash flow was negative due to the cash requirements of investing activity to expand our mobile activity and to expand the leasing of our products as part of our revenue-per-procedure model. Since we anticipate relying principally on cash flow from operating activities to meet our liquidity requirements, a decrease in the demand for our products, or the inability of our customers to meet their financial obligations to us, would reduce the funds available to us. Our future cash flow may also be affected by the potential continued expansion of the leasing of our products, or the expansion of our mobile activity (which is invoiced on a revenue-per-procedure basis), since each of these activities generates smaller immediate revenues than device sales. In the future, our liquidity may be constrained and our cash flows may be uncertain, negative or significantly different from period to period. In 2003, we performed an extensive review of our business and adopted measures designed to address cash flow problems in the near term. There is no assurance, however, that these problems will not recur in the medium to long term.

We have a history of operating losses and it is uncertain when and if we will reach profitability.

We have incurred operating losses in each fiscal year since 1998 and may never achieve profitability. We expect that our marketing, selling and research and development expenses will increase as we attempt to develop and commercialize HIFU devices. We may not, however, generate a sufficient level of revenue to offset these expenses and may not be able to adjust spending in a timely manner to respond to any unanticipated decline in revenue. In 2005 and 2004, we had positive operating income in both of our operating divisions (HIFU division and UDS division), reflecting efforts to restructure our operations in late 2003 and in control costs and operating losses in our holding company (holding expenses). We cannot assure you, however, that we will realize sufficient revenue to become profitable in the future. See Item 5, ‘‘Operating and Financial Review and

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Prospects’’ in our annual report on Form 20-F/A for the 2005 financial year, which is incorporated by reference in this prospectus.

Competition in the markets in which we operate is intense and is expected to increase in the future.

Competition in the markets in which we operate is intense and is expected to increase in the future. In each of our main businesses, we face competition both directly from other manufacturers of medical devices that apply the same technologies that we use, as well as indirectly from existing or emerging therapies for the treatment of urological disorders.

We believe that because ESWL has long been the standard treatment for urinary tract calculus disease, competition in that market comes principally from current manufacturers of lithotripters, including Siemens, Storz and Dornier. In the markets that we target for our HIFU products, competition comes from new market entrants and alternative therapies, as well as from current manufacturers of medical devices. In the HIFU market our devices, in particular the Ablatherm, compete with all current treatments for localized tumors, including surgery, external beam radiotherapy, brachytherapy and cryotherapy. Other companies are working with HIFU for the minimally invasive treatment of tumors, including Focus Surgery, Inc. (‘‘Focus Surgery’’), which has developed a device called the Sonablate SB500 for the treatment of localized prostate cancer. Misonix, Inc., USHIFU and UKHIFU are also involved in the manufacturing, marketing and distribution of the Sonablate. Insightec, an Israeli company owned mainly by General Electric and Elbit Medical Imaging Ltd, has developed a device using HIFU technology to treat uterine fibroids. St. Jude Medical Inc. has developed a device using HIFU to treat atrial fibrillation. Haifu, a Chinese company developing HIFU products addressing various types of cancers, recently signed a development partnership agreement with Siemens Medical Solutions to offer a HIFU device coupled with IRM imaging system. Finally, Chinamed, a Chinese company, is also developing HIFU products for various types of cancer tumors, but the company is only marketing its HIFU products in China. See Item 4, ‘‘Information on the Company—High Intensity Focused Ultrasound Division— HIFU Competition’’ and Item 4, ‘‘Information on the Company—Urology Devices and Services Division’’ in our annual report on Form 20-F/A for the 2005 financial year, which is incorporated by reference in this prospectus.

Many of our competitors have significantly greater financial, technical, research, marketing, sales, distribution and other resources than us and may have more experience in developing, manufacturing, marketing and supporting new medical devices. In addition, our future success will depend in large part on our ability to maintain a leading position in technological innovation, and we cannot assure you that we will be able to develop new products or enhance our current ones to compete successfully with new or existing technologies. Rapid technological development by competitors may result in our products becoming obsolete before we recover a significant portion of the research, development and commercialization expenses incurred with respect to those products.

We also face competition for our maintenance and service contracts. Larger hospitals often utilize their in-house maintenance departments instead of contracting with equipment manufacturers like us to maintain and repair their medical equipment. In addition, third-party medical equipment maintenance companies increasingly compete with equipment manufacturers by offering broad repair and maintenance service contracts to hospitals and clinics. This increased competition for medical devices and maintenance and service contracts could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly regulated industry and our future success depends on government regulatory approval of our products, which we may not receive or which may be delayed for a significant period of time.

Government regulation significantly impacts the development and marketing of our products, particularly in the United States. We are regulated in each of our major markets with respect to preclinical and clinical testing, manufacturing, labeling, distribution, sale, marketing, advertising and promotion of our products. To market and sell products still in the clinical trial stage, we are required to obtain approval or clearance from the relevant regulatory agencies, including the FDA in the United States. Moreover, regulatory approval to market a product, if granted, may include limitations

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on the indicated uses for which it may be marketed. Failure to comply with regulatory requirements can result in fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecutions. Regulatory policy may change and additional government regulations may be established that could prevent or delay regulatory approval of our products. Any delay, failure to receive regulatory approval or the loss of previously received approvals could have a material adverse effect on our business, financial condition and results of operations. For more information on the regulation of our business, see Item 4, ‘‘Information on the Company—Government Regulation’’ in our annual report on Form 20-F/A for the 2005 financial year, which is incorporated by reference in this prospectus.

It is also possible that additional statutes or regulations that affect our business will be adopted and could impose substantial additional costs or otherwise have a material adverse effect on our business, financial condition and results of operations.

The success of our products depends on whether procedures performed by those products are eligible for reimbursement which depends on the decisions of national health authorities and third-party payers.

Our success depends, among other things, on the extent to which reimbursement can be obtained from healthcare payers in the United States and elsewhere for procedures performed with our products. In the United States, we are dependent upon favorable decisions by the Centers for Medicare & Medicaid Services (‘‘CMS’’), formerly the Health Care Financing Administration (‘‘HCFA’’), for Medicare reimbursement, individual managed care organizations, private insurers and other payers. These decisions may be revised from time to time, which could affect reimbursement for procedures performed using our devices. Outside the United States, and in particular in the European Union and Japan, third-party reimbursement is generally conditioned upon decisions by national health authorities. In the European Union, there is no single procedure for obtaining reimbursement and, consequently, we must seek regulatory approval in each Member State. If we fail to establish reimbursement from healthcare payers or government and private healthcare payers’ policies change, it could have a material adverse effect on our business, financial condition and results of operations.

Lithotripsy procedures are reimbursed in the European Union, in Japan and in the United States. However, a decision to modify reimbursement policies for these procedures could have a material adverse effect on our business, financial conditions and results of operations. Procedures performed with our Ablatherm device are not reimbursed in the United States or in any of the European Union countries with the exception of Italy, Germany and the UK, where it is partially reimbursed. We cannot assure you that additional reimbursement approvals will be obtained. If reimbursement for our products is unavailable, limited in scope or amount or if pricing is set at unsatisfactory levels, our business could be materially harmed.

Our manufacturing operations are highly regulated and failure to comply with those regulations would harm our business.

Our manufacturing operations must comply with regulations established by regulatory agencies in the United States, the European Union and other countries, and in particular with the good manufacturing practices (‘‘GMP’’) mandated by the FDA and European Union standards for quality assurance and manufacturing process control. Failure to comply with these regulations could have a material adverse effect on our business, financial condition and results of operations.

We depend on a single site to manufacture our products, and any interruption of operations could have a material adverse effect on our business.

Most of our manufacturing currently takes place in a single facility located in Vaulx-en-Velin, on the outskirts of Lyon, France. A significant interruption in the operations of our sole facility for any reason, such as fire, flood or other natural disaster or a failure to obtain or maintain required regulatory approvals, could have a material adverse effect on our business, financial condition and results of operations.

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For certain components or services we depend on single suppliers that for events beyond our control may fail to deliver sufficient supplies to us, which would interrupt our production processes.

We purchase the majority of the components used in our products from a number of suppliers, but rely on a single supplier for several components. In addition, we rely on single suppliers for certain services. If the supply of certain components or services were interrupted for any reason, our manufacturing, marketing and efforts with respect to the affected products would be delayed. These delays could be extensive, especially in situations where a component substitution would require regulatory approval. We expect to continue to depend upon our suppliers for the foreseeable future. Failure to obtain adequate supplies of components or services in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

Intellectual property rights are essential to protect our medical devices, and any dispute with respect to these rights could be costly and have an uncertain outcome.

Our success depends in large part on our ability to develop proprietary products and technologies and to establish and protect the related intellectual property rights, without infringing the intellectual property rights of third parties. The validity and scope of claims covered in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Our products, including our HIFU devices, may be subject to litigation involving claims of patent infringement or violation of other intellectual property rights of third parties. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings are both costly and time consuming and may result in a significant diversion of effort and resources by our technical and management personnel. An adverse determination in any such litigation or proceeding to which we become a party could: subject us to significant liability to third parties; require us to seek licenses from third parties and pay ongoing royalties; require us to redesign certain products; or subject us to injunctions preventing the manufacture, use or sale of these products. In addition to being costly, drawn out litigation to defend or prosecute intellectual property rights could cause our customers or potential customers to defer or limit their purchase or use of our products until the litigation is resolved. See Item 4, ‘‘Information on the Company—High Intensity Focused Ultrasound Division—HIFU Division Patents and Intellectual Property’’ and Item 4, ‘‘Information on the Company—Urology Devices and Services Division—UDS Division Patents and Intellectual Property’’ in our annual report on Form 20-F/A for the 2005 financial year, which is incorporated by reference in this prospectus.

We own patents covering several of our technologies and have additional patent applications pending in the United States, the European Union, Japan and elsewhere. The process of seeking patent protection can be long and expensive and there can be no assurance that our patent applications will result in patents being issued. We also cannot assure you that our current or future patents are or will be sufficient to provide meaningful protection or commercial advantage to us. Our patents or patent applications could be challenged, invalidated or circumvented in the future. The failure to maintain or obtain necessary patents, licenses or other intellectual property rights from third parties on acceptable terms or the invalidation or cancellation of material patents could have a material adverse effect on our business, financial condition or results of operations. Litigation may be necessary to enforce patents issued to us or to determine the enforceability, scope and validity of the proprietary rights of others. Our competitors, many of which have substantial resources and have made substantial investments in competing technologies, may apply for and obtain patents that will interfere with the our ability to make, use or sell certain products either in the United States or in foreign markets, including our HIFU devices.

We also rely on trade secrets and proprietary know-how, which we seek to protect through non-disclosure agreements with employees, consultants and other parties. It is possible, however, that those non-disclosure agreements will be breached, that we will not have adequate remedies for any such breach, or that our trade secrets will become known to, or independently developed by, competitors. Litigation may be necessary to protect trade secrets or know-how owned by us. In

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addition, effective copyright and trade secret protection may be unavailable or limited in certain countries.

The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition and result of operations.

We face a significant risk of exposure to product liability claims in the event that the use of our products results in personal injury or death.

If the use of any of our products results in personal injury or death, we may fail significant product liability claims. To date, we are a party to two product liability actions in the United States by patients claiming to have been injured in the course of a Prostatron procedure, for which we have retained liability following the sale of our Prostatron business in October 2000. See Item 5, ‘‘Operating and Financial Review and Prospects—Critical Accounting Policies—Litigation’’ and Item 8, ‘‘Financial Information—Legal Proceedings’’ in our annual report on Form 20-F/A for the 2005 financial year, which is incorporated by reference in this prospectus, for more information about these actions. These product liability claims, if successful, could have a material adverse effect on our business, financial condition and results of operations.

We maintain separate product liability insurance policies for the United States and the other markets in which we sell our products. Product liability insurance is expensive and there can be no assurance that it will continue to be available on commercially reasonable terms or at all. In addition, our insurance may not cover certain product liability claims or our liability for any claims may exceed our coverage limits. Also, if any of our products prove to be defective, we may be required to recall or redesign the product. A product liability claim or series of claims brought against us with respect to uninsured liabilities or in excess of our insurance coverage, or any claim or product recall that results in significant cost to or adverse publicity against us could have a material adverse effect on our business, financial condition and results of operations.

We sell our products in many parts of the world and, as a result, our business is affected by fluctuations in currency exchange rates.

We are exposed to foreign currency exchange rate risk because the mix of currencies in which our costs are denominated is different from the mix of currencies in which we earn our revenue. In 2005, approximately 76% of our selling and general and administrative expenses and approximately 93% of our research and development expenses were denominated in euro, while approximately 42% of our sales were denominated in currencies other than euro (primarily the U.S. dollar and the Japanese yen). Our operating profitability could be materially adversely affected by large fluctuations in the rate of exchange between the euro and other currencies. For instance, a decrease in the value of the U.S. dollar or the Japanese yen against the euro would have a negative effect on our revenues, which may not be offset by an equal reduction in operating expenses and would therefore negatively impact operating profitability. From time to time we enter into foreign exchange forward sale contracts to hedge against fluctuations in the exchange rates of the principal foreign currencies in which our receivables are denominated (in particular, the U.S. dollar and the Japanese yen), but there can be no assurance that such hedging activities will limit the effect of movements in exchange rates on our results of operations. As of December 31, 2005, we had three options to hedge against Japanese yen for a total nominal amount of JPY45 million (i.e., €331 thousand), an amount of JPY15 million each, expiring on March, June and September 2006 respectively and two options to hedge against U.S. dollars for a total nominal amount of US$200 thousand (i.e., €160 thousand), an amount of US$100 thousand each, expiring on February and April 2006. As of March 31, 2006, we had three new foreign exchange sale contracts, one for the Japanese yen and two for U.S. dollars. In addition, since any dividends that we may declare will be denominated in euro, exchange rate fluctuations will affect the U.S. dollar equivalent of any dividends received by holders of ADSs.

Our results of operations have fluctuated significantly from quarter to quarter in the past and may continue to do so in the future.

Our results of operations have fluctuated in the past and are expected to continue to fluctuate significantly from quarter to quarter depending upon numerous factors, including, but not limited to, the timing and results of clinical trials, changes in healthcare reimbursement policies, cyclicality of

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demand for our products, changes in pricing policies by us or our competitors, new product announcements by us or our competitors, customer order deferrals in anticipation of new or enhanced products offered by us or our competitors, product quality problems and exchange rate fluctuations. Furthermore, because our main products have relatively high unit prices, the amount and timing of individual orders can have a substantial effect on our results of operations in any given quarter.

Risks Relating to Ownership of Securities

Our Securities may be affected by volume fluctuations, and may fluctuate significantly in price.

Our ADSs are currently traded on the NASDAQ Global Market. The average daily trading volume of our ADSs in July 2006 was 80,149, and the high and low bid price of our ADSs for the last two financial years ended on December 31, 2005 and December 31, 2004, has been $5.68 and $1.55, respectively, and the high and low bid price of our ADSs between January and July 2006 has been $21.64 and $5.30, respectively. Our ADSs have experienced, and are likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our ADSs without regard to our operating performance. The price of our Securities, and our ADSs in particular, may fluctuate as a result of a variety of factors beyond our control, including changes in our business, operations and prospects, regulatory considerations, results of clinical trials of our products or those of our competitors, developments in patents and other proprietary rights, and general market and economic conditions.

We may issue additional securities that may be dilutive to our stockholders.

We have issued 800,000 warrants to HealthTronics, which may be exercised by HealthTronics upon the completion of certain milestones in connection with its efforts to obtain a pre-market approval from the U.S. Food and Drug Administration for Ablatherm. Each warrant may be exercised for $1.50 to acquire one ordinary share of the Company. 200,000 of these warrants are currently exercisable. In addition, 100,000 stock subscription options are currently exercisable and 552,900 shares may be granted to certain of our employees, depending on whether they achieve certain performance goals during the 2006-2007 period. The issuance of additional ordinary shares, including any additional ordinary shares issuable pursuant to the exercise of preferential subscription rights that may not be available to all holders of our Securities, would reduce the proportionate ownership and voting power of then-existing shareholders.

We are subject to different corporate disclosure standards that may limit the information available to holders of our ADSs.

As a foreign private issuer, we are not required to comply with the notice and disclosure requirements under the Securities Exchange Act of 1934, as amended, or the Exchange Act, relating to the solicitation of proxies for shareholder meetings. Although we are subject to the periodic reporting requirements of the Exchange Act, the periodic disclosure required of non-U.S. issuers under the Exchange Act is more limited than the periodic disclosure required of U.S. issuers. Therefore, there may be less publicly available information about us than is regularly published by or about other public companies in the United States.

We currently do not intend to pay dividends, and cannot assure you that we will make dividend payments in the future.

We have not paid any dividend on our shares since 1994, and do not anticipate paying any dividends for the foreseeable future. Declaration of dividends on the shares will depend upon, among other things, future earnings, if any, the operating and financial condition of our business, our capital requirements, general business conditions and such other factors as our Board of Directors deems relevant. See Item 8, “Financial Information—Consolidated Financial Statements—Dividends and Dividend Policy” in our annual report on Form 20-F/A for the 2005 financial year, which is incorporated by reference in this prospectus.

10

Judgments of U.S. courts, including those predicated on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in French courts.

An investor in the United States may find it difficult to:

•	effect service of process within the United States against us and our non-U.S. resident directors and officers;
•	enforce U.S. court judgments based upon the civil liability provisions of the U.S. federal securities laws against us and our non-U.S. resident directors and officers in France; or
•	bring an original action in a French court to enforce liabilities based upon the U.S. federal securities laws against us and our non-U.S. resident directors and officers.

Holders of ADRs have fewer rights than shareholders and have to act through the depositary to exercise those rights.

Holders of ADRs do not have the same rights as shareholders and accordingly cannot exercise rights of shareholders against us. The Bank of New York, as depositary, or the custodian, is the registered shareholder of the deposited shares underlying the ADSs, and therefore you will generally have to exercise your shareholder rights through The Bank of New York. In certain cases, we may not ask The Bank of New York to ask you for instructions as to how you wish the shares underlying the ADSs evidenced by your ADRs voted. The Bank of New York will not ask you for voting instructions in the absence of written instructions from us to do so. In the event that we did not so instruct The Bank of New York, you could still instruct The Bank of New York how to vote if you otherwise learn of our upcoming shareholders’ meeting or vote by surrendering your ADSs, withdrawing your underlying shares, and then voting as ordinary shareholders. Even if we ask The Bank of New York to ask you for such instructions, it may not be possible for The Bank of New York to obtain these instructions from you in time for The Bank of New York to vote in accordance with such instructions. If The Bank of New York does not receive instructions from you, it may give a proxy to vote your underlying ordinary shares or other deposited securities to our designated representative. This means you may not be able to exercise your right to vote and there may be nothing you can do if your underlying ordinary shares or other deposited securities are not voted as you instructed.

Preferential subscription rights may not be available for U.S. persons.

Under French law, shareholders have preferential rights to subscribe for cash issuances of new shares or other securities giving rights to acquire additional shares on a pro rata basis. U.S. holders of our Securities may not be able to exercise preferential subscription rights for their shares unless a registration statement under the Securities Act of 1933, as amended, or the Securities Act, is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available. We may, from time to time, issue new shares or other securities giving rights to acquire additional shares (such as warrants) at a time when no registration statement is in effect and no Securities Act exemption is available. If so, U.S. holders of our Securities will be unable to exercise their preferential rights and their interests will be diluted. We are under no obligation to file any registration statement in connection with any issuance of new shares or other securities.

For holders of our shares in the form of ADSs, The Bank of New York may make these rights or other distributions available to you after we instruct it to do so and provide it with evidence that it is legal to do so. If we fail to do this and The Bank of New York determines that it is impractical to sell the rights, it may allow these rights to lapse. In that case you will receive no value for them.

If we fail to register the resale of Securities by the applicable deadlines, we may be subject to substantial penalties.

11

In connection with the private placement transaction in which we sold the Securities offered hereby to the selling shareholders, we have entered into registration rights agreements to register with the U.S. Securities and Exchange Commission the resale of those Securities.

Under the terms of the registration rights agreements, we are required to use our commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

•	such time as the Securities covered by the registration statement have been publicly sold by the selling shareholders; or
•	the date that all Securities covered by the registration statement may be sold by non-affiliates pursuant to Rule 144(k) as determined by our counsel pursuant to a written opinion letter.

We may be subject to monthly cash penalties equal to one percent of up to the full purchase price of the Securities, or $74,529.89, if the registration statement ceases to be effective for more than 30 consecutive days or more than an aggregate of 90 days in any 12-month period (assuming that all of the Securities remain entitled to registration hereunder pursuant to the terms of the relevant registration rights agreement). See “The Offering”.

12

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual reports and special reports and other information with the Securities and Exchange Commission, or the SEC. However, as a foreign private issuer, we and our shareholders are exempt from some SEC reporting requirements, including proxy solicitation rules, short-swing insider profit disclosure rules of Section 16 of the Exchange Act with respect to our shares and the rules regarding the furnishing of quarterly reports to the SEC, which are required to be furnished only if required or otherwise provided in our home country domicile.

Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549, USA. The public may obtain information on the operation of the SEC’s public reference room by calling the SEC in the United States at 1-800-SEC-0330.

The SEC allows us to “incorporate by reference” in this prospectus the information in the documents that we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

•	our amended annual report on Form 20-F/A for the year ended December 31, 2005 (SEC File No. 000-29374);
•	our reports on Form 6-K furnished to the SEC on July 6, 2006, July 27, 2006, August 3, 2006, August 9, 2006 and August 17, 2006 and on Form 6-K/A on August 18, 2006;
•	any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement; and
•	any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act prior to the termination of the offering contemplated by this prospectus.

Documents on Display

You may request a copy of these documents at no cost to you by writing or telephoning us at our principal executive offices, located at Parc d’Activités la Poudrette- Lamartine, 4/6, rue du Dauphine, 69120 Vaulx-en-Velin, France, +33 (0) 4 78 26 40 46, attention: Blandine Confort.

Information in this prospectus may be modified by information included in subsequent Exchange Act filings that we incorporate by reference, the result of which is that only the information as modified will be part of this prospectus. Other information in this prospectus will not be affected by the replacement of this superseded information, nor will an investor’s ability to rely on such superseded information be affected, to the extent such reliance occurs prior to the delivery of the superseding information.

Additional information regarding us may be obtained on our website, www.edap-tms.com, which is not intended to be an active link. Such information is not incorporated by reference into this prospectus.

You should rely only on the information that we incorporate by reference or provide in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. The selling shareholders are not making an offer of the Securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the relevant documents.

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FORWARD-LOOKING STATEMENTS

The statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act. Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference in this prospectus.

Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties. Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements. Forward-looking statements often, although not always, include words or phrases such as the following: “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “intends,” “plans,” “projection” and “outlook.” You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus.

Actual events or results may differ materially from those projected in such forward-looking statements as a result of various factors that may be beyond our control. These factors include, without limitation:

•	the effects of intense competition and technological advances in the industry;

•	the uncertainty of market acceptance for our HIFU devices and our revenue per procedure, or RPP, model;

•	the uncertainty of reimbursement status of procedures performed with our products;

•	the clinical status of our HIFU devices;

•	the impact of government regulation, particularly relating to public healthcare systems and the commercial distribution of medical devices;

•	dependence on our strategic partners and suppliers;

•	any event or other occurrence that would interrupt operations at our primary production facility;

•	reliance on patents, licenses and key proprietary technologies;

•	product liability risk;

•	risk of exchange rate fluctuations, particularly between the euro and the U.S. dollar and between the euro and the Japanese yen; and

•	fluctuations in results of operations due to the cyclical nature of demand for medical devices.

Readers should also consider the information contained in ‘‘Risk Factors’’ in this prospectus and Item 5, “Operating and Financial Review and Prospects,’’ in our annual report on Form 20-F/A for the 2005 financial year incorporated by reference in this prospectus, as well as the information contained in our periodic filings and submissions with the SEC (including our reports on Form 6-K).

Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

14

USE OF PROCEEDS

The proceeds from the sale of Securities offered pursuant to this prospectus are solely for the account of the selling shareholders. Accordingly, we will receive no proceeds from the sale of the Securities.

15

CAPITALIZATION AND INDEBTEDNESS

The following table sets out our consolidated short-term debt and capitalization in accordance with U.S. GAAP as of June 30, 2006. Except as disclosed below, there have been no material changes to our consolidated capitalization since June 30, 2006. Because we will not be issuing shares or receiving proceeds in this offering, our capitalization table is not adjusted to reflect the offering. This table should be read in conjunction with our financial statements, which are incorporated by reference in this prospectus.

	€	$(1)
	(in thousands)
Current portion of capital lease	434	554
Capital lease obligations, less current portion	492	629
Short-term debt, including current portion of long-term debt	995	1,271
Long-term debt, net of current portion of long-term debt	303	387
Shareholders’ equity:
Share capital (7,837,831 shares, nominal value €0.13 per share, authorized, issued and outstanding) (2), (3)	1,087	1,389
Additional paid-in capital(3)	20,352	26,008
Retained earnings, including cumulative foreign translation adjustment	(4,204)	(5,372)
Deferred stock compensation	417	533
Treasury stock(4)	(1,595)	(2,039)
Total shareholders’ equity	16,057	20,519
Total capitalization	16,852	21,535

___________________

(1) Dollar amounts have been translated solely for the convenience of the reader at an exchange rate of €1 = $1.2779, the buying rate in The City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York on June 30, 2006.

(2) As of August 3, 2006, we had an issued share capital of 9,324,497 fully paid ordinary shares, with a nominal value of €0.13 per share. We also had outstanding options to subscribe for 100,000 of our shares, warrants to acquire up to 800,000 of our shares and rights for 552,900 of our shares to be granted to certain of our employees upon the achievement of certain performance goals during the 2006-2007 period.

(3) On August 3, 2006, we completed the private placement of 961,676 ordinary shares in the form of American Depositary Shares, resulting in net proceeds of approximately $6.5 million.

(4) As of August 3, 2006, we held 521,990 ordinary shares as treasury stock, a portion of which was dedicated to serve stock purchase option plans as follows:

-

74,525 shares which may be purchased at a price of €3.81 per share and 10,212 shares which may be purchased at a price of € 1.83 per share pursuant to the exercise of options that were granted in 1998 and in 1999 and are outstanding;

-

98,000 shares which may be purchased at a price of €2.08 per share and 12,425 shares which may be purchased at a price of €2.02 per share pursuant to the exercise of options that were granted in 2001and in 2002 and are outstanding; and

-

213,000 shares which may be purchased at a price of €2.60 per share and 15,000 shares which may be purchased at a price of €2.78 per share pursuant to the exercise of options that were granted in 2004 and 2005 and are outstanding.

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THE OFFERING

On August 3, 2006, we completed a private placement of 961,676 ADSs, each ADS representing one ordinary share, to the selling shareholders in a transaction exempt from the registration requirements of the Securities Act. Our extraordinary general shareholders’ meeting authorized the private placement on June 29, 2006, delegating authority to our Board of Directors to increase our share capital through the issuance of ordinary shares in a private placement to one or more categories of investors. On July 27, 2006, our Board of Directors authorized the private placement pursuant to this delegated authority.

In connection with the private placement, we granted the selling shareholders registration rights. We will use our commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

•	such time as the Securities covered by the registration statement have been publicly sold by the selling shareholders; or
•	the date that all Securities covered by the registration statement may be sold by non-affiliates pursuant to Rule 144(k) as determined by our counsel pursuant to a written opinion letter.

We will not be required to maintain the registration statement of which this prospectus forms a part with respect to Securities held by the selling shareholders if such Securities are sold pursuant to the registration statement or Rule 144 under the Securities Act, Securities held by a selling shareholder become eligible for sale by the holder thereof pursuant to Rule 144(k) under the Securities Act, the relevant Securities have been sold in a transaction not subject to the registration requirements of the Securities Act, or if all of the Securities held by a selling shareholder may be sold under Rule 144 under the Securities Act during any 90-day period.

We will be permitted to suspend the availability of the registration statement and this prospectus during specified periods (not to exceed 30 consecutive days or 90 days in the aggregate in any 12-month period) in circumstances where we deem such suspension appropriate, including circumstances relating to periods where there may exist material non-public information relating to us that, in the opinion of our Board of Directors, would be prejudicial to us or our shareholders if disclosed. In these cases, we may prohibit offers and sales of Securities pursuant to the registration statement. If we suspend the availability of the registration statement for longer than the permitted time periods, we may be required, among other things, to pay liquidated damages to the selling shareholders.

The selling shareholders, including their permitted transferees, pledgees, donees or other successors, may sell the Securities being offered by them under this prospectus from time to time on any exchange, market or trading facility on which the Securities are traded or in private transactions, and at prices and at terms that may be at fixed, prevailing market or negotiated prices that may vary. Information regarding the selling shareholders, the Securities they are offering to sell under this prospectus and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned “Selling Shareholders,” “Plan of Distribution” and “Description of Securities.”

The registration of Securities pursuant to this prospectus and the related registration statement does not necessarily mean that any of those Securities will ultimately be offered for sale by the selling shareholders.

Information on Outstanding Shares

As of August 3, 2006, the authorized capital stock of the Company consisted of 9,324,497 fully issued shares, nominal value €0.13 per share.

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As of August 3, 2006, we had 8,802,507 issued and outstanding shares (excluding 521,990 shares of treasury stock). As of June 30, 2006 (the date of the most recent balance sheet included in our financial statements incorporated by reference to our Form 6-K furnished on August 9, 2006, File No. 000-29374) we had 7,837,831 shares issued and outstanding. Our only issuance of shares since January 1, 2003, was our issuance on August 3, 2006 of 961,676 shares in connection with a private placement.

We have 708,324 ordinary shares that have been authorized pursuant to the authority delegated to our Board of Directors by our extraordinary general shareholders’ meeting on June 29, 2006, but which have not yet been issued.

In addition, as of August 3, 2006, we had the following securities outstanding that may result in the issuance of additional shares:

•	100,000 stock subscription options that are currently exercisable, each option granting the right to subscribe for one ordinary share;
•	552,900 shares to be granted to certain of our employees, depending on whether they achieve certain performance goals during the 2006-2007 period;
•	800,000 warrants granted to HealthTronics, each warrant entitling HealthTronics to subscribe for one ordinary share, and 200,000 warrants of which are currently exercisable.

For more detail on warrants or options granted by us, see Note 15 to our Consolidated Financial Statements, appended to our annual report on Form 20-F/A filed on August 22, 2006, File No. 0-29374 and Item 6 “Directors, Senior Management and Employees” and Item 7 “Major Shareholders and Related Party Transactions,” each included in our annual report on Form 20-F/A for the 2005 financial year, which is incorporated by reference in this prospectus.

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SELLING SHAREHOLDERS

The selling shareholders initially received the Securities sold hereunder as initial purchasers in a transaction exempt from the registration requirements of the Securities Act. We have agreed to include in this registration statement the Securities issued to the selling shareholders. See “The Offering.”

Any selling shareholder may elect not to sell any of the Securities covered by this prospectus held by such shareholder. Only those Securities listed below or in any prospectus supplement hereto may be offered for resale by the selling shareholders pursuant to this prospectus. None of the selling shareholders has, or had, any position, office or other material relationship with us or any of our affiliates beyond their investment in or receipt of our Securities. Selling shareholders may be deemed to be “underwriters” a defined in the Securities Act. Any profits realized by the selling shareholders may be deemed to be underwriting commissions.

The following table is prepared based on information supplied to us by the selling shareholders on or prior to August 22, 2006. Although we have assumed for purposes of the table below that the selling shareholders will sell all of the Securities offered by this prospectus, because the selling shareholders may offer from time to time all or some of the Securities covered by this prospectus in another permitted manner or not at all, no assurances can be given as to the actual number of Securities that will be resold by the selling shareholders or that will be held by the selling shareholders after completion of the resales. In addition, the selling shareholders may have sold, transferred or otherwise disposed of the Securities in transactions exempt from the registration requirements of the Securities Act after providing the information regarding their securities holdings set forth below. Information concerning the selling shareholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. Except with respect to the registration rights agreements, we are party to no agreements, arrangements or understandings with respect to the resale of any of the Securities covered by this prospectus. Pursuant to the purchase agreements pursuant to which the ADSs were initially sold, each of the selling shareholders represented and warranted to us that the selling shareholder was an “accredited investor,” as that term is defined under the Securities Act, and experienced in making investments of the kind represented by the ADSs. Each selling shareholder further represented and warranted that such selling shareholder is not a broker-dealer and purchased the ADSs in the ordinary course of its business for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

The Securities offered by this prospectus may be offered from time to time by the persons or entities named below:

Name and Address of Selling Shareholder	Securities Beneficially Owned Prior to This Offering(1)		Maximum Number of Securities Being Sold in This Offering	Securities Beneficially Owned After This Offering (1), (2)
	(Number)	(Percent)		(Number)
Attorneys Liability Protection Society, Inc., A Risk Retention Group(3) 111 N. Higgins Ave., Suite 200, Missoula, MT 59802, USA	32,258	*	32,258	0
Bristol Investment Fund, Ltd.(4) c/o Bristol Capital Advisors, LLC, 10990 Wilshire Boulevard, Suite 1410, Los Angeles, CA 90024, USA	64,516	*	64,516	0

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Name and Address of Selling Shareholder	Securities Beneficially Owned Prior to This Offering(1)		Maximum Number of Securities Being Sold in This Offering	Securities Beneficially Owned After This Offering (1), (2)
	(Number)	(Percent)		(Number)
Capital Ventures International(5) 101 California Street, Suite 3250, San Francisco, CA 94111, USA	64,516	*	64,516	0

Crescent International, Ltd. (6) 84 Avenue Louis-Casai, CH-1216 Cointrin/Geneva, Switzerland	52,000	*	52,000	0

Hudson Bay Fund, L.P. (7) 120 Broadway, 40th Floor, New York, NY 10271, USA	109,677	1.2	109,677	0

Hudson Bay Overseas Fund LTD(8) 120 Broadway, 40th Floor, New York, NY 10271, USA	19,355	*	19,355	0

Iroquois Master Fund, Ltd.(9) 641 Lexington Avenue, 26th Floor, New York, NY 10022, USA	129,032	1.4	129,032	0

Nite Capital, L.P.(10) 100 East Cook Avenue, Suite 201, Libertyville, IL 60048, USA	64,516	*	64,516	0

RHP Master Fund, Ltd.(11) c/o Rock Hill Investment Management, L.P., Three Bala Plaza, East Suite 585, Bala Cynwyd, PA 19004, USA	129,032	1.4	129,032	0

Rockmore Investment Master Fund Ltd (12) 650 Fifth Avenue, 24th Floor, New York, NY 10019, USA	96,774	1.0	96,774	0

Truk International Fund, L.P. (13) One East 52nd Street, Sixth Floor, New York, NY 10022, USA	18,000	*	18,000	0

Truk Opportunity Fund, LLC(14) One East 52nd Street, Sixth Floor, New York, NY 10022, USA	182,000	2.0	182,000	0

__________________________________
*	Less than one percent.
(1)	Includes shares held either in the form of shares or ADSs.
(2)

Assumes that each selling shareholder sells all of the Securities registered hereunder pursuant to this registration statement and does not acquire any additional Securities, either in the open market or otherwise.

(3)

Peak Investment Management, Ltd. (“Peak”) is the investment advisor to Attorneys Liability Protection Society, Inc., A Risk Retention Group (“ALPS”). David R. Rehbein, as the President of Peak, has the authority to exercise voting and investment control over the Securities owned by ALPS. Mr. Rehbein disclaims any beneficial ownership of the Securities owned by ALPS.

(4)

Bristol Capital Advisors, LLC (“BCA”) is the investment advisor to Bristol Investment Fund. Ltd. (“Bristol”). Paul Kessler, as manager of BCA, has voting and investment control over the Securities held by Bristol. Mr. Kessler disclaims beneficial ownership of these Securities.

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(5)

Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the Securities held by CVI and may be deemed to be the beneficial owner of such Securities. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the Securities held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the Securities. CVI is affiliated with one or more registered broker-dealers. CVI purchased the Securities being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such Securities.

(6)

Maxi Brezzi and Bachir Taleb-Ibrahimi, authorized signatories, exercise investment and voting control over the Securities owned by Crescent International Ltd. Messrs. Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of the Securities owned by Crescent International Ltd.

(7)

Yoav Roth, Principal and Portfolio Manager, and John Doscas, President, jointly exercise investment and voting control over the Securities owned by Hudson Bay Fund LP. Messrs. Roth and Doscas disclaim beneficial ownership of the Securities owned by Hudson Bay Fund LP.

(8)

Yoav Roth, Principal and Portfolio Manager, and John Doscas, President, jointly exercise investment and voting control over the Securities owned by Hudson Bay Overseas Fund LTD. Messrs. Roth and Doscas disclaim beneficial ownership of the Securities owned by Hudson Bay Overseas Fund LTD.

(9)

Joshua Silverman and Richard Abbe, authorized signatories, exercise voting and investment control over the Securities owned by Iroquois Master Fund Ltd. Messrs. Silverman and Abbe disclaim beneficial ownership of the securities owned by Iroquois Master Fund Ltd.

(10)

Keith Goodman, Manager of the General Partner of Nite Capital, LP has voting control and investment discretion over securities held by Nite Capital, LP. Mr. Goodman disclaims beneficial ownership of the shares held by Nite Capital, LP.

(11)

RHP Master Fund. Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of securities owned by RHP Master Fund. Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner, LLC. The aforementioned entities and individuals disclaim beneficial ownership of the Company’s Securities owned by the RHP Master Fund.

(12)

Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the Securities owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such Securities. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of the date of this prospectus, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the Securities owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the Securities owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim ownership of such Securities and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the Securities as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act 1934, as amended. No person or group (as that term is used in Section 13(d) of the Securities Exchange Act, or the SEC’s Regulation 13D-6) controls Rockmore Master Fund.

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(13)

Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk International Fund, LP, exercise investment and voting control over the Securities owned by Truk International Fund, LP. Messrs. Fein and Saltzstein disclaim beneficial ownership of the Securities owned by Truk International Fund, LP.

(14)

Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over the Securities owned by Truk Opportunity Fund, LLC. Messrs. Fein and Saltzstein disclaim beneficial ownership of the Securities owned by Truk Opportunity Fund, LLC.

22

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

American Depositary Receipts

The Bank of New York, as depositary, will execute and deliver the ADRs. ADRs are American Depositary Receipts. Each ADR is a certificate evidencing a specific number of American Depositary Shares, also referred to as ADSs. Each ADS will represent one share (or a right to receive one share) deposited with the principal Paris office of Société Générale, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADRs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights. French law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. A deposit agreement among us, the depositary and you, as an ADR holder, and the beneficial owners of ADRs set out ADR holder rights as will as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

We refer to the shares that are at any time deposited or deemed deposited under the deposit agreement and any and all other securities, cash and property received by the depositary or the custodian in respect thereof and at such time held under the deposit agreement as Deposited Securities.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided under “Where you can find more information about us”.

Deposit, Transfer and Withdrawal

French law provides that ownership of shares generally be evidenced only by an inscription in an account in the name of the holder maintained by either the issuer or an authorized intermediary such as a bank. See Item 10, “Additional Information—Memorandum and Articles of Association—Description of Share Capital—Form and Holding of Shares (French law)” in our annual report on Form 20-F/A for the 2005 financial year, which is incorporated by reference in this prospectus. Thus, all references to the deposit, surrender and delivery of our shares refer only to book-entry transfers and do not contemplate the physical transfers of certificates representing the shares in France.

The depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon deposit with the custodian of our shares, or evidence of rights to receive our shares, and pursuant to appropriate instruments of transfer, it will execute and deliver through its Corporate Trust Office to the person or persons specified by the depositor, ADRs registered in the name or names of such person or persons for the number of ADRs issuable in respect of such deposit, upon payment to the depositary of its fees and expenses and of any taxes or charges.

Upon surrender of an ADR at the Corporate Trust Office of the Depository for the purpose of withdrawal of the Deposited Securities represented by the ADSs evidenced by such ADR, payment of

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the fees, governmental charges and taxes provided in the deposit agreement and payment of all taxes and governmental charges payable in connection with such surrender and withdrawal, and subject to the provisions of the deposit agreement, the Company’s articles of association and the Deposited Securities, ADR owners are entitled to delivery to it or upon its order of the shares and any other Deposited Securities at the time represented by the ADS or ADSs evidenced by such ADR at the Corporate Trust Office of the depositary or at the office of the custodian in Paris. The forwarding for delivery at the Corporate Trust Office of the depositary of cash, other property and documents of title for such delivery will be at the risk and expense of the ADR holder.

Subject to the terms and conditions of the deposit agreement and any limitations established by the depositary, unless requested by us to cease doing so, the depositary may deliver ADRs prior to the deposit of shares, referred to as a Pre-Release. The depositary may deliver shares upon the receipt and cancellation of ADRs which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the depositary knows that such ADR has been Pre-Released. The depositary may receive ADRs in lieu of our shares in satisfaction of a Pre-Release. Each Pre-Release must be (a) preceded or accompanied by a written representation and agreement from the person to whom the ADRs or shares are to be delivered (the “Pre-Releasee”) that the Pre-Releasee, or its customer, (i) owns the shares or ADRs to be remitted, as the case may be, (ii) transfers all beneficial right, title and interest in such shares or ADRs as the case may be, to the depositary in its capacity as such and for the benefit of the beneficial owners, and (iii) will not take any action with respect to such shares or ADRs, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the Depository disposing of such shares or ADRs, as the case may be, other than in satisfaction of such Pre-Release), (b) at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary determines, in good faith, will provide similar liquidity and security, (c) terminable by the depositary on not more than five (5) business days’ notice and (d) subject to such further indemnities and credit regulations as the depositary deems appropriate. The number of our shares not deposited but represented by ADSs outstanding at any time as a result of Pre-Releases will not normally exceed 30% of the shares deposited under the deposit agreement, but the depositary reserves the right to disregard such limit from time to time as it deems reasonably appropriate, and may, with our prior written consent, change such limit for purposes of general application. The depositary will also set dollar limits with respect to Pre-Release transactions to be entered into with any particular Pre-Releasee on a case-by-case basis as the depositary deems appropriate. For purposes of enabling the depositary to fulfill its obligations to the owners of ADRs under the deposit agreement, the collateral referred to in clause (b) above will be held by the depositary as security for the performance of the Pre-Releasee’s obligations to the depositary in connection with a Pre-Release transaction, including the Pre-Releasee’s obligation to deliver shares or ADRs upon termination of a Pre-Release transaction (and shall not, for the avoidance of doubt, constitute Deposited Securities under the deposit agreement). Neither we nor the custodian will incur any liability to the owners or beneficial owners of ADRs as a result of certain aspects of Pre-Releases.

Dividends, Other Distributions and Rights

Subject to any restrictions imposed by applicable law, regulations or applicable permits, the depositary will be required to convert or cause to be converted into U.S. dollars, to the extent it can do so on a reasonable basis, and can transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars, or foreign currency, including Euros, that it receives in respect of the Deposited Securities and to distribute the resulting dollar amount (net of reasonable and customary expenses incurred by the Depositary in converting such foreign currency) as promptly as practicable to the owners of the ADRs entitled thereto, in proportion to the number of ADSs representing such Deposited Securities evidenced by ADRs held by them. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among owners on account of exchange restrictions or the date of delivery of any ADR or ADRs or otherwise. The amount distributed will be reduced by any amount on account of taxes to be withheld by us or the depositary. See Item 10, “Additional

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Information—Taxation of U.S. Investors—Dividends” in our annual report on Form 20-F/A for the 2005 financial year, which is incorporated by reference in this prospectus.

If any foreign currency cannot be converted to U.S. dollars in whole or in part, and transferred, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the depositary cannot be promptly obtained, the depositary shall, as to the portion of the foreign currency that is convertible, make such conversion and distribution in U.S. dollars to the extent permissible to the owners entitled thereto, and as to the non-convertible balance, distribute foreign currency received by it to each owner requesting in writing such distribution and hold the balance of such foreign currency not so distributed uninvested for the respective accounts of the owners of ADRs entitled thereto, without liability for the interest thereon.

In certain circumstances, the depositary has agreed to use its reasonable efforts to enable U.S. resident beneficial owners of ADRs to comply with certain procedures that may be required by the French Treasury for purposes of obtaining treaty benefits in respect of dividends or other distributions of the Company. See Item 10, “Additional Information—Taxation of U.S. Investors—Procedures for Claiming Treaty Benefits” in our annual report on Form 20-F/A for the 2005 financial year, which is incorporated by reference in this prospectus. For a description of certain material French tax consequences of purchasing, owning and disposing of ADSs, see Item 10, “Additional Information—Taxation of U.S. Investors” in our annual report on Form 20-F/A for the 2005 financial year, which is incorporated by reference in this prospectus.

If we declare a dividend in, or free distribution of, our shares, the depositary may, upon prior consultation with and approval of us, and shall if we so request, distribute to the owners of outstanding ADRs entitled thereto, in proportion to the number of ADSs representing such Deposited Securities held by them, respectively, additional ADRs evidencing an aggregate number of ADSs that represents the amount of shares received as such dividend or free distribution in respect of such Deposited Securities, subject to the terms and conditions of the deposit agreement with respect to the deposit of our shares and the issuance of ADSs evidenced by ADRs, including the withholding of any tax or other governmental charge and the payment of fees of the depositary. The depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from us that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of such the Securities Act. In lieu of delivering ADRs for fractional ADSs in the event of any such dividend or free distribution, the depositary will sell the amount of shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the deposit agreement. If additional ADRs are not so distributed, each ADS shall thenceforth also represent the additional shares distributed upon the Deposited Securities represented thereby.

If we offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional shares or any rights of any other nature, the depositary, after consultation with us, will have discretion as to the procedure to be followed in making such rights available to any owners of ADRs or in disposing of such rights for the benefit of any owners and making the net proceeds available to such owners or, if by the terms of such rights offering or for any other reason, the depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, or if by the terms of such rights offering or for any other reason, the depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, then the depositary shall allow the rights to lapse; provided, however, if at the time of the offering of any rights the depositary determines that it is lawful and feasible to made such rights available to all owners or to certain owners of ADRs but not to other owners, the depositary may, and at our request will, distribute to any owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such owner, warrants or other instruments therefor in such form as it deems appropriate.

If the depositary determines in its discretion that it is not lawful and feasible to make such rights available to all or certain owners, it may, and at our request will, sell the rights, warrants or

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other instruments in proportion to the number of ADSs held by the owner to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the depositary as provided in the deposit agreement, any expenses in connection with such sale and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the deposit agreement) for the account of such owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any ADR or ADRs, or otherwise. The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner or owners in particular. See “Risk Factors—Risks Relating to Ownership of Securities—Preferential subscription rights may not be available to U.S. persons.”

In circumstances in which rights would not otherwise be distributed, if an owner of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such owner, the depositary will make such rights available to such owner upon written notice from us to the depositary that (a) we have elected in our sole discretion to permit such rights to be exercised and (b) such owner has executed such documents as we have determined in our sole discretion are reasonably required under applicable law.

If the depositary has distributed warrants or other instruments for rights, upon instruction pursuant to such warrants or other instruments to the depositary from such owner to exercise such rights, upon payment by such owner to the depositary for the account of such owner of an amount equal to the purchase price of our shares to be received upon exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary will, on behalf of such owner, exercise the rights and purchase the shares, and we shall cause the shares so purchased to be delivered to the depositary on behalf of such owner. As agent for such owner, the depositary will cause the shares so purchased to be deposited, and will execute and deliver an ADR or ADRs to such owner pursuant to the deposit agreement.

The depositary will not offer rights to owners of ADRs unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all owners or are registered under the provisions of the Securities Act. Notwithstanding any terms of the deposit agreement to the contrary, we shall have no obligation to prepare and file a registration statement for any purpose. The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner or owners in particular.

Whenever the depositary shall receive any distribution other than cash, our shares or rights in respect of the Deposited Securities, the depositary will cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the depositary or any taxes or other governmental charges, in proportion to the respective holdings of the owners, in any manner that the depositary, after consultation with us, may reasonably deem equitable and practicable for accomplishing such distribution. If, in the opinion of the depositary, such distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including any requirement that we or the depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed) the depositary deems such distribution not feasible, the depositary may, after consultation with us, adopt such method as we may reasonably deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, with the net proceeds of any such sale (net of the fees of the depositary) to be distributed by the depositary to the owners of ADRs entitled thereto as in the case of a distribution received in cash.

Whenever the depositary receives notice from us that we have declared a dividend or other distribution payable in our shares or cash at the election of each holder of our shares, or as otherwise payable if no such election is made pursuant to the terms of the relevant distribution, the depositary will mail a notice to the owners of the ADRs informing them of the distribution and stating that

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owners of ADRs will be entitled, subject to any applicable provisions of French law, our articles of association or the relevant terms of such distribution, to instruct the depositary as to the form in which such owner elects to receive the distribution. Upon a timely written request from an owner, the depositary will endeavor, insofar as practicable, to make the requested election and distribute cash or shares, as the case may be, to such owners in accordance with the terms of the deposit Agreement. If the depositary does not receive timely instructions from any owner of ADRs as to such owner’s election, the depositary will not make any election with respect to the shares represented by such owner’s ADSs and will distribute the shares or cash it receives, if any, in respect of such shares to the relevant owner.

If the depositary determines that any distribution of property other than cash (including our shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the depositary is obligated to withhold, the depositary may, by public or private sale, dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes or charges and the depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the owners of ADRs entitled thereto in proportion to the number of ADSs held by them, respectively.

Upon any change in nominal or par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities that shall be received by the depositary or custodian in exchange for, in conversion of, or in respect of Deposited Securities will be treated as new Deposited Securities under the deposit agreement, and the ADSs will thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received in exchange or conversion, unless additional ADRs are delivered pursuant to the following sentence. In any such case the depositary may, with our approval and will if we so request, execute and deliver additional ADRs as in the case of a distribution in shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new Deposited Securities.

Record Dates

Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the depositary gives effect to a change in the number of our shares that are represented by each ADS, or whenever the depositary shall receive notice of any meeting of holders of shares or other Deposited Securities, or whenever the depositary shall find it necessary or convenient, the depositary will fix a record date, which shall be the same date as for the Shares or a date fixed after consultation with us and as close thereto as practicable (i) for the determination of the owners of ADRs who shall be (a) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (b) entitled to give instructions for the exercise of voting rights at any such meeting, (ii) for fixing the date on or after which each ADS will represent the changed number of shares, all subject to the provisions of the deposit agreement or (iii) to facilitate any other matter for which the record date was set.

Voting of Deposited Securities

The procedures described herein must be followed in order for ADR holders to give voting instructions in respect of the underlying shares.

Upon receipt by the depositary of notice of any meeting of holders of shares or other Deposited Securities, the depositary shall, at our request, mail to the owners of the ADRs (i) a copy or summary in English of the notice of such meeting sent by us, (ii) a statement that such owner as of the close of business on a record date established by the depositary pursuant to the deposit agreement (which will normally be approximately five days before such meeting) will be entitled, subject to any applicable provisions of French law, our articles of association and the Deposited Securities (which provisions, if any, will be summarized in pertinent part in such statement), to instruct the depositary

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with regard to the exercise of the voting rights, if any, pertaining to the shares or other Deposited Securities represented by such owner’s ADSs, (iii) copies or summaries in English of any materials or other documents provided by us for the purpose of enabling such owners to give instructions for the exercise of such voting rights, and (iv) a voting instruction card setting forth the date established by the depositary for the receipt of such voting instruction card, referred to as the Receipt Date. Voting instructions may be given only in respect of a number of ADSs representing an integral number of shares. For a discussion of certain requirements relating to an ADR holder’s right to vote, see Item 10 “Additional Information—Memorandum and Articles of Association—Attendance and Voting at Shareholders’ Meetings” in our annual report on Form 20-F/A for the 2005 financial year, which is incorporated by reference in this prospectus.

Upon receipt by the depositary from an Owner of ADSs of a properly completed voting instruction card on or before the Receipt Date, the depositary will either, in its discretion (i) use reasonable efforts, insofar as practical and permitted under any applicable provisions of French law and our articles of association, to vote or cause to be voted the shares represented by such ADSs in accordance with any non-discretionary instructions set forth in such voting instruction card or (ii) forward such instructions to the custodian and the custodian will use its reasonable efforts, insofar as practical and permitted under any applicable provisions of French law and our articles of association, to vote or cause to be voted the shares represented by such ADSs in accordance with any non-discretionary instructions set forth in such voting instruction card. The depositary will only vote, or cause to be voted, or attempt to exercise the right to vote that attaches to, shares represented by ADSs in respect of which a properly completed voting instruction card has been received. The depositary will not vote, or cause to be voted, or attempt to exercise the right to vote that attaches to, shares represented by ADSs in respect of which the voting instruction card is improperly completed or in respect of which (and to the extent) the voting instructions included in the voting instruction card are illegible or unclear.

We and the depositary may modify or amend the above voting procedures or adopt additional voting procedures from time to time as we and the depositary determine may be necessary or appropriate to comply with French or United States law or our articles of association. There can be no assurance that such modifications, amendments or additional voting procedures will not limit the practical ability of owners and beneficial owners of ADRs to give voting instructions in respect of the shares represented by ADSs or will not include restrictions on the ability of owners and beneficial owners of ADRs to sell ADSs during a specified period of time prior to a shareholders’ meeting.

Reports and Other Communications

The depositary will make available for inspection by owners of ADRs at its Corporate Trust Office any reports, notices and other communications, including any proxy soliciting material, received from us, which are both (a) received by the depositary, the custodian or a nominee of either as the holder or the Deposited Securities and (b) generally transmitted to the holders of Deposited Securities by us. The depositary will also, at our request, send to the owners copies of such reports, notices and communications when furnished by us pursuant to the deposit agreement, including English-language versions of our annual reports.

Amendment and Termination of the Deposit Agreement

The form of ADRs and any provisions of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary in any respect which we and the depositary may deem necessary or desirable without the consent of the owners of ADRs. However, any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which otherwise prejudices any substantial existing right of ADR owners, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of any amendment has been given to the owners of outstanding ADRs. Every owner of an ADR at the time any such amendment so becomes effective, will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

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In no event will any amendment impair the right of any owner of an ADR to surrender such ADR and receive therefor the Deposited Securities represented thereby, except to comply with mandatory provisions of applicable law.

The depositary will at any time at our direction terminate the deposit agreement by mailing notice of such termination to the owners of the ADRs then outstanding 30 days prior to the date fixed in such notice for such termination. The depositary may likewise terminate the deposit agreement by mailing notice of such termination to us and the owners of all ADRs then outstanding, effective on a date specified in such notice not less than 30 days after the date thereof, if any time 60 days having expired after the depositary will have delivered to us written notice of its election to resign and a successor depositary will not have been appointed and accepted its appointment, in accordance with the terms of the deposit agreement. If any ADRs remain outstanding after the date of termination of the deposit agreement, the depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the owners thereof and will not give any further notices or perform any further acts under the deposit agreement, except the collection of dividends and other distributions pertaining to the Deposited Securities, the sale of rights and other property and the delivery of underlying shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs (after deducting the fees of the depositary and other expenses set forth in the deposit agreement). At any time after the expiration of one year from the date of termination, the depositary may sell the Deposited Securities then held thereunder and hold uninvested the net proceeds of such sale together with any other cash, unsegregated and without liability for interest, for the pro rata benefit of the owners that have not theretofore surrendered their ADRs, such owners thereupon becoming general creditors of the depositary with respect to such net proceeds. After making such a sale, the depositary will be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting the fees of the depositary and other expenses set forth in the deposit agreement and any applicable taxes or other governmental charges).

Charges of Depositary

The depositary will charge any party depositing or withdrawing shares or any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or Deposited Securities or a distribution of ADRs pursuant to the deposit agreement) where applicable; (1) taxes and other governmental charges; (2) such registration fees as may from time to time be in effect for the registration of transfers of shares generally on the share register of the Company (or any appointed agent of the Company for transfers and registration of shares) and applicable to transfers of shares to the name of the depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals; (3) such cable, telex and facsimile transmissions expenses as are expressly provided in the deposit agreement to be at the expense of persons depositing shares or Owners; (4) such expenses as are incurred by the depositary in the conversion of foreign currency pursuant to the deposit agreement; (5) a fee of $5.00 or less per 100 ADSs (or portion thereof) for the execution and delivery and for the surrender of ADRs pursuant to the deposit agreement; (6) a fee of $0.02 or less per ADS (or portion thereof) for any cash distribution pursuant to the deposit agreement; and (7) a fee for the distribution of securities other than shares under the deposit agreement, such fee being in an amount equal to the fee for the execution referred to above which would have been charged as a result of the deposit of such securities and (treating all such securities as if they were shares) if they had not been instead distributed by the depositary to owners of the ADRs.

The depositary, pursuant to the deposit agreement, may own and deal in any class of our securities and in ADRs.

Liability of Owner for Taxes

If any tax or other governmental charge shall become payable by the custodian or the depositary with respect to any ADR or any Deposited Securities represented by the ADSs evidenced by such ADR, such tax or other governmental charge will be payable by the owner of such ADR to

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the depositary. The depositary may refuse to effect any transfer of such ADR or any withdrawal of Deposited Securities underlying such ADR and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner of such ADR will remain liable for any deficiency.

Transfer of American Depositary Receipts

The ADRs are transferable on the books of the depositary, provided that the depositary may close the transfer books (when other than in the ordinary course of business in consultation with us to the extent practicable) at any time, or from time to time, when deemed expedient by it in connection with the performance of its duties or at our written request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR, the delivery of any distribution thereon, or withdrawal of any Deposited Securities, the Company, depositary, custodian or Registrar may require payment from the person presenting the ADR or the depositor of the shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer, registration or conversion fee with respect thereto (including any such tax or charge and fee with respect to shares being deposited or withdrawn) and payment of any applicable fees payable by the holders of ADRs.

The depositary may refuse to deliver ADRs, to register the transfer of any ADR or to make any distribution on, or related to, shares until it has received such proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. The delivery, transfer, registration of transfer of outstanding ADRs and surrender of ADRs generally may be suspended or refused during any period when the transfer books of the depositary, the Company and the Registrar are closed or if any such action is deemed necessary or advisable by the depositary or the Company, at any time or from time to time subject to the provisions of the deposit agreement. Notwithstanding anything in the deposit agreement to the contrary, the surrender of outstanding ADRs and the withdrawal of Deposited Securities may not be suspended except as permitted in General Instruction I(A)(1) to Form F-6 (as such form may be amended from time to time) under the Securities Act, which currently permits suspension only in connection with (i) temporary delays caused by closing the transfer books of the depositary or the Company or the deposit of shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or the withdrawal of the Deposited Securities. See “— Voting of Deposited Securities” with respect to additional transfer restrictions.

Acquisitions of ADSs

Pursuant to the terms of the deposit agreement, all notifications and approvals required pursuant to our articles of association or under French law in connection with the acquisition of shares are applicable in all respects.

General

Neither the depositary nor we, or our respective directors, employees, agents or affiliates will be liable to any owner or beneficial owner of ADRs if by reason of any provision of any present or future law or regulation of the United States, France or any other country, or of any other governmental or regulatory authority or stock exchange or by reason of any provision, present or future, of our articles of association, or by reason of any act of God or war or other circumstance beyond its or our control, the depositary or us or any of its or our directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the deposit agreement or the Deposited Securities it is provided will be done or performed; nor will we or the depositary incur any liability to any owner or beneficial owner of ADRs by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the deposit agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the deposit agreement or our articles of association.

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We and the depositary assume no obligation, nor shall either we or the depositary be subject to any liability under the deposit agreement, except that each agrees to perform their respective obligations specifically set forth therein without negligence or bad faith.

The depositary will keep books, at its Corporate Trust Office in The City of New York for the registration of transfers of ADRs, which at all reasonable times will be open for inspection by the owners of ADRs, provided that such inspection will not be for the purpose of communicating with owners in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADRs.

The depositary may appoint one or more co-transfer agents for the purposes of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the depositary.

Governing Law

The deposit agreement is governed by the laws of the State of New York.

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PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their ordinary shares in the Company, whether in the form of shares or ADSs on any exchange, market or trading facility on which the Securities are traded or in private transactions. These sales may be at fixed, prevailing market or negotiated prices that may vary. The selling shareholders may use any one or more of the following methods when selling Securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the Securities as agent;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	transactions on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time, including the NASDAQ Global Market;
•	in the over-the-counter market;
•	privately negotiated transactions;
•	short sales;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such Securities at a stipulated price per Security;
•	through the writing of options;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling shareholders have agreed not to offer the Securities pursuant to an underwritten offering without our prior consent. The selling shareholders may also sell Securities under Rule 144 under the Securities Act, if available, rather than under this prospectus. In addition, selling shareholders may decide not to sell any of the Securities offered by them pursuant to this prospectus, and may transfer, devise or gift the Securities by other means not described in this prospectus.

The aggregate proceeds to the selling shareholders from the sale of the Securities offered by them hereby will be the purchase price of the Securities less discounts and commissions, if any. In order to comply with the securities laws of some states, if applicable, the Securities may be sold in those jurisdictions only through registered or licensed brokers or dealers.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of Securities, from the purchaser) in amounts to be negotiated. These commissions and discounts may be in excess of what is customary for the types of transactions involved.

The Company has advised each selling shareholder that it may not use Securities registered on the registration statement of which this prospectus is a part to cover short sales of Securities made prior to the date on which the registration statement shall have been declared effective by the SEC. In connection with the sale of the Securities, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may engage in short sales of the Securities,

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deliver the Securities to close out the short positions, or loan or pledge the Securities to parties that in turn may sell the Securities. Similarly, the selling shareholders may from time to time pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities so acquired. Selling shareholders may also enter into options or short sales that require the delivery of Securities to the relevant counterparty. The selling shareholders also may transfer the ADRs in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In each case, such Securities may be sold from time to time under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include such broker-dealer, pledgee, transferee or other successor in interest as a selling shareholder under this prospectus.

Upon the Company being notified in writing by a selling shareholder that any material agreement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of Securities involved, (iii) the price at which such Securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) if applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 Securities, a supplement to this prospectus will be filed if then required in accordance with applicable securities laws.

The selling shareholders and any broker-dealers or agents that are involved in selling the Securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Securities may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling shareholder’s business and, at the time of its purchase of such securities such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities. Each selling shareholder has further represented and warranted that it is not a broker-dealer.

If the selling shareholders use this prospectus for any sale of the Securities, they will be subject to the prospectus delivery requirements of the Securities Act unless an exemption therefrom is available. The selling shareholders will be responsible for complying with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective Securities under this registration statement. Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities, or the covering of any short positions, with respect to the Securities, including restricting their ability to purchase the Securities or underlying shares for a period of up to five business days prior to the commencement of such distribution. The selling shareholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

The Company is required to pay all fees and expenses incident to the registration of the Securities, but we will not receive any proceeds from the sale of the Securities. We estimate that these expenses, excluding any fees, commissions, discounts and concessions of broker-dealers and agents, will be approximately $228,182.03. In addition, discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of Securities will be borne by the selling shareholder. The Company has agreed to indemnify the selling shareholders against certain losses,

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claims, damages and liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Securities offered by this prospectus. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Securities Act.

Our ADSs are listed on NASDAQ under the symbol “EDAP.”

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EXPENSES OF THE ISSUE

The following are the estimated expenses to be incurred in connection with the distribution of the Securities registered under this registration statement, which will be paid by us. All amounts shown are estimates except the SEC registration fee. Any selling commissions, brokerage fees and any applicable transfer taxes, and fees and disbursements of counsel for the selling shareholders are payable individually by the selling shareholders.

Legal fees and expenses	150,000$
Accounting fees and expenses	55,400$
Printing and engraving expenses	2,000$
SEC registration fee	782.03$
Premium paid on the registrant's directors and officers insurance policy in connection with the offering of the securities being registered	20,000$
Miscellaneous expenses	0$
Total	228,182.03$

Enforceability of Civil Liabilities

We are a société anonyme, or limited liability corporation, organized under the laws of the Republic of France. The majority of our directors and executive officers reside in the Republic of France. All or a substantial portion of our assets and of such persons’ assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons or to enforce, either inside or outside the United States, judgments against us or such persons obtained in U.S. courts or to enforce in U.S. courts judgments obtained against such persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon the civil liability provisions of the federal securities laws of the United States. In an original action brought in France predicated solely upon the U.S. federal securities laws, French courts may not have the requisite jurisdiction to grant the remedies sought, and actions for enforcement in France of judgments of U.S. courts rendered against French persons referred to in the second sentence of this paragraph would require such French persons to waive their right under Article 15 of the French Civil Code to be sued in France only. We believe that no such French persons have waived such right with respect to actions predicated solely upon U.S. federal securities laws. In addition, actions in the United States under the U.S. federal securities laws could be affected under certain circumstances by the French law of July 16, 1980, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with such actions.

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LEGAL MATTERS

The validity of the ordinary shares will be passed upon by Cleary Gottlieb Steen and Hamilton LLP, 12, rue de Tilsitt, 75008 Paris, France, our French counsel.

EXPERTS

The consolidated financial statements of EDAP TMS S.A. incorporated in this prospectus by reference from our annual report on Form 20-F/A for the year ended December 31, 2005 have been audited by Ernst & Young, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

The French Commercial Code prohibits provisions of articles of association (statuts) that limit the liability of directors. The French Commercial Code also prohibits a company from indemnifying its directors against liability. However, if a director is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the company may reimburse those fees and costs pursuant to an indemnification arrangement with the director.

We maintain liability insurance for our directors and officers, including insurance against liabilities under the U.S. Securities Act of 1933, as amended.

Item 9. Exhibits

Description

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP, French counsel to the registrant.

23.1	Consent of Ernst & Young.

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in 5.1 above).

24	Powers of attorney (included in the signature pages herein).

Item 10. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii)  and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to the registration statement, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(b)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, EDAP TMS S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vaulx en Velin, France, on August 22, 2006.

EDAP TMS SA
By:	/s/ Hugues de Bantel
Name:	Hugues de Bantel
Title:	Chief Executive Officer

By:	/s/ Thierry Turbant
Name:	Thierry Turbant
Title:	Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below severally constitutes and appoints Philippe Chauveau and Hugues de Bantel (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of the securities of the Company and any securities or Blue Sky law of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his capacity as an Officer, Director or Authorized Representative in the United States of America or in any other capacity with respect to this registration statement and any registration statement in respect of securities of the Company that is to be effective upon filing pursuant to Rule 462(b) (collectively, the “Registration Statement”) and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the securities of the Company, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

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Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 22, 2006.

By:	/s/ Philippe Chauveau	By:	/s/ Hugues de Bantel
Name:	Philippe Chauveau	Name:	Hugues de Bantel
Title:	Chairman of the Board of Directors	Title:	Chief Executive Officer (Principal Executive Officer)

By:	/s/ Thierry Turbant	By:	/s/ Pierre Beysson
Name:	Thierry Turbant	Name:	Pierre Beysson
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)	Title:	Director

By:	/s/ Holger Schmidt	By:	/s/ Olivier Missoffe
Name:	Holger Schmidt	Name:	Olivier Missoffe
Title:	Director (as representative of Siemens France S.A.)	Title:	Director

By:	/s/ Lee Sanderson
Name:	Lee Sanderson
Title:	Authorized Representative in the United States of America

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EXHIBIT INDEX

Description

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP, French counsel to the registrant.

23.1	Consent of Ernst & Young.

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in 5.1 above).

24	Powers of attorney (included in the signature pages herein).

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